Independent AUDITORS’ Consent

We consent to the incorporation by reference in the Registration Statements of Akerna Corp. on Form S-3 (File No. 333-232694), Form S-3 (File No. 333-256878), Form S-3 (File No. 333-260388), Form S-8 (File No. 333-233480) and Form S-8 (File No. 333-242480) of our report dated December 13, 2021, with respect to our audit of the consolidated financial statements of The NAV People, Inc. & Subsidiary as of December 31, 2020 and for the year then ended, which report is included in the Current Report on Form 8-K/A of Akerna Corp.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

December 13, 2021